                                                                    EXHIBIT 10.9


                                   AGREEMENT
                                   ---------

     This Agreement is made and entered into this 24th day of August, 2000, superseding the agreement entered into on the 1st day of August, 1997 by and between Dover Downs, Inc., a Corporation of the State of Delaware (hereinafter called Dover Downs), and Delaware Standardbred Owners Association, Inc., a Delaware Corporation (hereinafter called DSOA) and is executed in duplicate original copies.

                                  WITNESSETH:
                                  ----------

     WHEREAS, Dover Downs is licensed to conduct and is engaged in the business of conducting harness racing meetings at a harness racing track known as Dover Downs, located in Dover, Delaware; and

     WHEREAS, DSOA's membership consists of owners, trainers, and drivers of harness horses participating in harness race meetings at Dover Downs and elsewhere in the United States and Canada, and DSOA has been organized and exists for the purpose of promoting the sport of harness racing; improving the lot of owners, drivers, and trainers of harness racing horses participating in race meetings; establishing health, welfare and insurance programs for owners, drivers, and trainers of harness racing horses; negotiating with harness racing tracks on behalf of owners, trainers, drivers, and grooms of harness racing horses; and generally rendering assistance to them whenever and wherever possible; and

     WHEREAS, the parties hereto desire to cooperate in promoting the popularity of the sport of harness racing, and in insuring the continuity of harness racing at Dover Downs for the best interests of the parties hereto and the public; and

     IN CONSIDERATION OF the promises, the covenants set forth herein, and other considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
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                                       2

     1.   Term of Agreement
          -----------------

          The provisions of this Agreement shall apply to and govern every harness racing meeting conducted by or at Dover Downs effective August 1, 2000, and continuing through August 1, 2003.

          During the term of this agreement Dover Downs will schedule not less than 143 days of live racing each year where a live day of racing shall consist of a minimum of 13 programmed races per program, subject to the availability of horses, unless otherwise mutually agreed by the parties, provided however, that any days lost to weather, acts of God, technical problems, or human error, shall not be required to be rescheduled.

     2.   Basic Purse Distribution
          ------------------------

          A. Dover Downs will distribute as racing purses at all meetings conducted at Dover Downs during the term of this agreement 10% of the live handle wagered at Dover Downs on Dover Downs.

          In the event of any legislation which changes Dover Downs' share of the pari-mutuel commission, the amount calculated above shall be adjusted so that 50% of any increase shall be added to purses and 50% of any decrease shall be subtracted from the purses.

          B. Dover Downs agrees to distribute to DSOA via the purse pool and subject to the provisions of paragraph 5, twenty five percent (25%) of any monies received from Dover Downs' export signal of the live race meets conducted during the term of this agreement.

          C. Over and above the purses payable under paragraphs 2 A) and 2 (B), Dover Downs shall pay additional purses in an amount calculated pursuant to 29 Del.C.4815 (b)(3)b.

          D. An average of 5 races per program shall be written and if possible filled for Delaware owned or bred horses. The race secretary shall make every effort to write Delaware owned horses in all classes permitted to race at Dover Downs. The purses for these races shall be
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                                       3

twenty (20%) percent greater than purses for the same class not restricted to Delaware owned or bred horses. Should these races not fill with all Delaware owned or bred horses the racing secretary shall open the class to non-Delaware owned or bred horse, with the Delaware owned or bred horses having first preference in accordance with D.H.R.C. rules.

          E. During the term of this Agreement, Dover Downs, on a weekly basis during any race meeting conducted by Dover Downs, shall pay directly to the drivers and trainers of the horses whose owners are entitled to receive a portion of the purse money, an amount equal to five (5%) percent of the owners' purse money, which amount shall be credited against the purses required to be paid to the owners of such horses. In no event shall the aggregate payment made by Dover Downs on account of purses and other items specified in Paragraph 5 be increased beyond the applicable amount for purses.

     3.   Projection of Purses and Carry-Over of Purse Money
          --------------------------------------------------

          A. The specifications of the applicable purses for the race meet, in accordance with Paragraph 2, shall be projected on the basis of the total estimated purse funds to be accrued during the live race meeting, with consideration given to seasonal fluctuation of purse accruals, so as to maintain a reasonably uniform purse distribution schedule throughout the Dover Downs meetings each year.

          B. (i) If any purse money due under Paragraph 2 has not been fully distributed at any meeting covered by this Agreement, the amount due shall be carried over and distributed in purses at the next meeting covered by this Agreement. Any underpayment of purse money under the preceding Agreements between Dover Downs and DSOA shall likewise be added to the purse money payable under Paragraph 2.

              (ii) If the purses actually paid at any meeting covered by this Agreement exceed the amount due under Paragraph 2, the amount of the excess payment shall be deducted from the purses otherwise payable at the next meeting covered by this Agreement. Any overpayment of purses during the last meeting conducted under the previous agreement between Dover Downs and
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                                       4

DSOA shall likewise be deducted from the purse money payable under Paragraph 2 of this Agreement.

     4.   Minimum and Maximum Purses
          --------------------------

          At all meetings conducted at Dover Downs, the minimum and maximum purse payable by Dover Downs for any pari-mutuel betting race shall be agreed upon by DSOA representatives and Dover Downs prior to the beginning of each race meet. In the event the parties are unable to reach an agreement, the minimum and maximum purse payable will be the same as the start of the previous race meet conducted at Dover Downs.

     5.   Arrangements with DSOA
          ----------------------

          A. Dover Downs will pay to DSOA, in diminution of and as a credit against the percentages specified in Paragraph 2, requested funds to compensate DSOA for its expenses, provided that DSOA's representation of the horsemen racing at meetings conducted by Dover Downs has been demonstrated by the horsemen's adherence to and recognition of this Agreement. Such sum shall be paid in monthly installments no later than seven (7) days after the conclusion of each month of each racing meeting covered by this Agreement.

          B. When this Agreement and any succeeding Agreement between DSOA and Dover Downs has expired and there is no agreement in effect between them providing otherwise, any underpayment of purses due under this Agreement shall be payable to horsemen who participated in the last Dover Downs' meet covered by this Agreement and both parties shall take whatever action is required to accomplish such payment.

          In order to minimize any underpayment or overpayment of purses at the conclusion of the live race meet under this Agreement, DSOA and Dover Downs will meet regularly to make adjustments to the purse account if necessary. These adjustments to the purses will be in a fair and reasonable manner and will include lowering the minimum purse if such action is warranted. The base purse for any claiming race will not exceed 80% of the claiming price.
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                                       5

          C. Dover Downs shall provide an office for the use of a DSOA representative on its racing grounds.

          D. Representatives of Dover Downs will be available at reasonable times to consult with DSOA representatives upon request of either party concerning any matters pertaining to the provisions of this Agreement and/or the conduct of races, maintenance of the receiving stable area, the race track, paddock and training areas.

          E. Dover Downs shall pay to DSOA as part of its expenses in paragraph 5(A.), the incurred premiums of insurance administered by DSOA for grooms, second trainers, trainers, and drivers. Insurance premiums shall be paid monthly upon presentation of a bill from DSOA. The premiums shall be in diminution of and as a credit against purse money payable under this Agreement as specified in Paragraph 2.

          F. Dover Downs agrees to cooperate with DSOA in its effort to provide education, promotional material and public relations regarding harness racing, pari-mutuel betting, and horse ownership.

          G. DSOA acknowledges that from time to time certain legislative effort will be required in Delaware pertaining to pari-mutuel wagering, horse racing, the video lottery as well as other matters that will effect Dover Downs. DSOA's membership will fully support and help lobby for all reasonable legislation and oppose all harmful legislation insofar as it does not negatively impact horsemen's issues.

          H. During the term of this contract the minimum claiming price for Delaware Owned and Bred races shall be ($5,000) five thousand dollars. The minimum open claiming price shall be ($10,000) ten thousand dollars unless changed by mutual agreement.

          I. The qualifying times during the term of this agreement shall be 2:00 for pacers and 2:02 for trotters, plus applicable allowances for weather, and track conditions. Two year olds will receive a two second allowance. Three year olds will receive a two second allowance from January 1 through April 30 and a one second allowance after April 30.
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                                       6

          J. During this Agreement, horses at Dover Downs will have the opportunity to qualify two times per calendar month. Horses that are two year
                                                     -
olds and three year olds, and are nominated to the DSOA DE Owned/Bred Stakes Program or the subsequent Delaware Breeders program, will have unlimited opportunity to qualify during each of the three (3) months leading up to the first event of the program to which it is nominated.

          K. There shall not be any general age restrictions in condition races that are written as NW of ($x) in last (x) starts except in the lowest NW of ($x) in last (x) starts that is written at the time by Dover Downs. This does not apply to NW of (x) races lifetime, NW of ($x) lifetime, or any other type of condition race written according to the available horse population in an effort to enhance the quality and competitiveness of the racing at Dover Downs. All races written for NW of (x) races lifetime shall exclude as a win only, any win in which the first place money was less than or equal to $500.

          L. During the term of this agreement, if Dover Downs has races with nine horse fields, a bonus will be added to the base purse as follows:

          Base purse is:                                       Bonus is:

          less than $10,000                                        $ 300
          $10,000 but less than $20,000                            $ 500
          $20,000 or more                                          $1000

          M. Dover Downs, upon request, shall furnish to DSOA a summary of the handle.

     6.   Simulcast Wagering
          ------------------

          A. As consideration for the distribution to the purse pool in accordance with paragraph 2(B.) DSOA agrees, as is standard in the industry, to share the daily cost incurred by Dover Downs for the daily export of the live signal throughout each season. These incremental costs incurred by Dover Downs for the exporting of live races will be calculated and shared 25% by DSOA and 75% by Dover Downs. These daily costs will be detailed on the purse reconciliation report submitted to DSOA at the end of each month.
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                                       7

          B. All simulcasting agreements need the approval of DSOA prior to Dover Downs accepting wagering on those races. DSOA agrees not to unreasonably withhold their approval.

               Should either DSOA or Dover Downs deny an approval or elect to terminate an agreement, they must provide the other party written notice at least 15 days prior to termination or disapproval with reasonable explanation for their action.

     7.   Stake and Early Closing Events
          ------------------------------

          Not more than 8% of the total purse money payable to the horsemen during each race meet shall be paid for Stake and Early Closing events. Purse money payable to the DSOA Delaware owned/bred Stakes Program, the subsequent Delaware Breeders Program, or any other Delaware owned/bred Stakes or early closing events shall not be part of the 8% limitation.

     8.   On-Track Driver Insurance
          -------------------------

          Dover Downs shall provide On-track driver accident and disability insurance with $50,000 death benefit, $100,000 medical expenses and $350 a week disability income extending for 104 weeks subject to no more than a seven-day waiting period. This coverage shall have no deductible to the horsemen and will be provided on race days, non-race days during the race meet when the track is available for training and for three (3) days prior to each race meeting covered under this Agreement.

     9.   Stall Assignments and Racing Privileges
          ---------------------------------------

          Nothing in this Agreement shall be deemed to limit or restrict in any manner the absolute discretion of Dover Downs to assign stalls and/or grant racing privileges to owners and trainers whether or not members of DSOA, except that stall space and/or racing privileges shall not be denied by reason of membership in, or activity on behalf of, DSOA or a duly constituted horsemen's committee. Notwithstanding this paragraph, it is understood that Dover Downs does not contemplate opening its barn area and providing stabling facilities during the term of this
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                                       8

Agreement. Dover Downs does, however, agree to make reasonable attempts to restrict the horse population to a manageable level with preference being given to Delaware owned horses.

     10.  Controlling Law and Regulation
          ------------------------------

          The interpretation of the provisions of this Agreement shall be governed by the law of Delaware. If and to the extent that any provision(s)of this Agreement is and/or becomes inconsistent with any Delaware Statute, law or any regulation of the Delaware State Harness Racing Commission not in effect or hereinafter enacted, such provision or provisions shall be deemed to be superseded by such law or regulation as the case may be.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their respective Officers as of the date first above written.

                              DOVER DOWNS, INC.


                              /s/ Denis McGlynn
                              -----------------------------------
                                  Denis McGlynn
                                  President


                              DELAWARE STANDARDBRED OWNERS
                              ASSOCIATION, INC.


                              /s/ James T. Case
                              -----------------------------------
                                  James T. Case
                                  President